UHS HOLDCO, INC.

FORM OF OPTION AGREEMENT
EVIDENCING A GRANT OF AN OPTION UNDER
THE 2007 STOCK OPTION PLAN

This Option Agreement (this “Agreement”) is made May 8, 2015 (the “Grant Date”), between UHS Holdco, Inc., a Delaware corporation (the “Company”), and Thomas Leonard (“Grantee”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Plan (as defined below); provided that any capitalized terms used herein or in the Plan that are defined in the employment agreement between Universal Hospital Services, Inc. and Grantee dated as of April 8, 2015 (the “Employment Agreement”), shall have the meanings assigned to such terms in the Employment Agreement.

1. Grant of Option.  Pursuant to the UHS Holdco, Inc. Stock Option Plan (the “Plan”), the Company hereby grants to Grantee, as of the date hereof, a stock option (the “Option”) to purchase from the Company 15,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at the exercise price per share of $0.71 (the “Exercise Price”), subject to the terms and conditions set forth herein and in the Plan.  Upon certain events, the number of Shares and/or the Exercise Price may be adjusted as provided in the Plan.

2. Grantee Bound by Plan.  The Plan is incorporated herein by reference and made a part hereof.  Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.  The Plan should be carefully examined before any decision is made to exercise the Option.

3. Exercise of Option.  Subject to the terms and conditions contained herein, including Section 6 hereof, and in the Plan, the Option may be exercised, in whole or in part, to the extent it has become vested, by written notice to the Company at any time and from time to time after the date of grant.  The Option may not be exercised for a fraction of a share of Common Stock.  Options are subject to cancellation as provided in the Plan.

4. Expiration of Option.  The Option shall not be exercisable in any event after November 4, 2024 (the “Expiration Date”).  Any part of the Option that is not vested on the Termination Date shall expire and be forfeited on such date, and any part of the Option that is vested on the Termination Date shall also expire and be forfeited to the extent not exercised on or before 90 days following the Termination Date or such shorter period if such 90‑day period would exceed the original term of the Option; provided, that in the event of the death or disability of the Grantee, any part of the Option that is vested on the date of the Termination Date shall expire and be forfeited to the extent not exercised on or before 180 days following the Termination Date or such shorter period if such 180‑day period would exceed the original term of the Option.

5. Vesting of Options.
(a) The Option shall fully vest and become exercisable with respect to the applicable number of Shares set forth below if and only if the Termination Date does not occur during the period beginning on the date hereof and ending on the applicable vesting date determined below.  The Option shall cumulatively vest and become exercisable with respect to 20% of the Shares (rounded to the nearest one‑thousandth (0.001) of a share of Common Stock) on each of the first five (5) anniversaries of the Grant Date.

(b) Upon (i) a Change in Control (as defined below) or (ii) a Sale of the Company pursuant to clause (ii) of the definition thereof set forth in the Plan, 100% of any portion of the Option that is not vested as of the date of such Change in Control or such Sale of the Company, as applicable, shall become vested and immediately exercisable and, subject to Sections 5.10 and 6.4 of the Plan, shall remain exercisable for a period of 90 days following such Change in Control or such Sale of the Company, as applicable.  For the purposes  hereof, “Change in Control” means any (i) sale or issuance (or series of sales or issuances) of Common Stock or the right to acquire Common Stock by the Company or any holders thereof which results in any Person or group of Affiliated Persons (other than the owners of Common Stock or the right to acquire Common Stock as of the date hereof and Affiliates of such Persons) owning and/or having the right to acquire more than 50% of the Common Stock on a fully diluted basis at the time of such sale or issuance (or series of sales or issuances), other than in connection with a Public Offering or (ii) merger, share exchange, reorganization, recapitalization or consolidation to which the Company is a party (other than a merger in which the Company is the surviving entity, or a share exchange in which capital stock of the Company is issued, that does not result in more than 49% of the Company’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Board being owned of record or beneficially by persons or entities other than the holders of such capital stock immediately prior to such merger or share exchange).

6. Conditions to Exercise. The Option may not be exercised by Grantee unless the following conditions are met:
(a) The Option has become vested with respect to the Shares to be acquired pursuant to such exercise;

(b) Legal counsel for the Company must be satisfied at the time of exercise that the issuance of shares of Common Stock upon exercise will be in compliance with the Securities Act and applicable United States federal, state, local and foreign laws; provided that, if the shares of Common Stock are not issued upon exercise because the Company’s legal counsel  is not satisfied at the time of exercise that the issuance of shares of Common Stock will be in compliance with the Securities Act and applicable United States, federal, state, local and foreign laws, the exercise period applicable to the Option shall be tolled from the date of exercise until the determination is made by the Company’s legal counsel that the issuance of shares of Common Stock will be in compliance with the Securities Act and applicable laws, but in no event, later than the Expiration Date; and

(c) Grantee must pay at the time of exercise the full Exercise Price for the Shares being acquired hereunder in the form elected by Grantee, plus any withholding tax (which shall be paid only in cash) required in connection with such exercise, in each case, in accordance with the terms of the Plan.

7. Transferability.  The Option (including the right to receive the Shares) may not be Transferred or assigned by Grantee, other than by will or the laws of descent and distribution and, during the lifetime of Grantee, the Option may be exercised only by Grantee (or, if Grantee is incapacitated, by Grantee’s legal guardian or legal representative).  In the event of the death of Grantee, the Option, to the extent it has not vested on the date of death, shall terminate; and the exercise of the Option, to the extent it has vested as of the date of death, may be made only by the executor or administrator of Grantee’s estate or the Person or Persons to whom Grantee’s rights under the Option pass by will or the laws of descent and distribution.  If Grantee or anyone claiming under or through Grantee attempts to violate this Section 7, such attempted violation shall be null and void and without effect, and the Company’s obligation hereunder shall terminate.  Any Issued Stock received upon exercise of the Option is subject to the, restrictions on Transfer and other rights and obligations set forth in the Plan.

8. Administration.  Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Grantee and all persons claiming under or through Grantee, except as expressly provided in Grantee’s Employment Agreement, if any, with the Company or any of its Subsidiaries.  By accepting this grant or other benefit under the Plan, Grantee and each person claiming under or through Grantee shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

9. No Rights as Stockholder.  Unless and until a certificate or certificates representing such shares of Common Stock shall have been issued to Grantee (or any person acting under Section 6 above), Grantee shall not be or have any of the rights or privileges of a stockholder of the Company with respect to shares of Common Stock acquirable upon exercise of the Option.

10. Investment Representation.  Grantee hereby acknowledges that the shares of Common Stock which Grantee may acquire by exercising the Option shall not be Transferred in the absence of an effective registration statement for the shares of Common Stock under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.  Grantee also agrees that the shares of Common Stock which Grantee may acquire by exercising the Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.

11. Rights of Grantee.  Neither this Agreement nor the Plan creates any employment rights in Grantee and neither the Company nor any of its Subsidiaries shall have any liability arising out of the Plan or this Agreement for terminating Grantee’s employment or reducing Grantee’s responsibilities.

12. Notices.  Any notice hereunder to the Company shall be addressed to the Company’s principal executive office, Attention: General Counsel, and any notice hereunder to Grantee shall be addressed to Grantee at Grantee’s last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

Any notice shall be deemed to have been duly given when delivered personally, one day following dispatch if sent by reputable overnight courier, fees prepaid, or three days following mailing if sent by registered mail, return receipt requested, postage prepaid and addressed as set forth above.

13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors and assigns to the Company and all persons lawfully claiming under Grantee.
14. Restrictive Covenants. The Grantee acknowledges that the Option shall serve as additional consideration for the restrictive covenants in Section [ ] of the Employment Agreement.

15. Governing Law. The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.  The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Federal court sitting in the State of Minnesota over any suit, action or proceeding arising out of or relating to this Agreement.  The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to any such party shall be effective service of process for any action, suit or proceeding brought against a party in any such court.  The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any party and may be enforced in any other courts to whose jurisdiction any party is or may be subject, by suit upon such judgment.

16. WAIVER OF RIGHT TO JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE PLAN, OR THE ENFORCEMENT HEREOF OR THEREOF.  THE GRANTEE AGREES THAT THIS SECTION 16 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGES THAT THE COMPANY WOULD NOT HAVE ENTERED INTO THIS AGREEMENT IF THIS SECTION 16 WERE NOT PART OF THIS AGREEMENT.

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IN WITNESS WHEREOF, the Company and Grantee have executed this Option Agreement as of the date first above written.

UHS HOLDCO, INC.

By:/s/ James B. Pekarek
Name:James B. Pekarek
Title: Chief Financial Officer

GRANTEE:

/s/ Thomas Leonard
Thomas Leonard

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